UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                -----------------

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 2)*

                             Serengeti Eyewear, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                    Common Stock, par value $.001 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                  833970 10 6
--------------------------------------------------------------------------------
                                 (CUSIP Number)


--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed

      |_| Rule 13d-1(b)
      |_| Rule 13d-1(c)
      |x| Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

   The information required on the remainder of this cover page shall not be deemed to be filed for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G
CUSIP No. 833970 10 6
--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      Stephen Nevitt
--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group*                  a.  |_|
                                                                         b.  |_|
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Citizenship or Place of Organization

      U.S.A.
--------------------------------------------------------------------------------
                  5     Sole Voting Power
  Number of
   Shares               902,319
Beneficially            --------------------------------------------------------
  Owned By        6     Shared Voting Power
    Each
  Reporting             506,103
   Person               --------------------------------------------------------
    With          7     Sole Dispositive Power

                        902,319
                        --------------------------------------------------------
                  8     Shared Dispositive Power

                        506,103
--------------------------------------------------------------------------------
9     Aggregate Amount Beneficially Owned by Each Reporting Person

      1,408,422
--------------------------------------------------------------------------------
10    Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares* |_|


--------------------------------------------------------------------------------
11    Percent of Class Represented By Amount in Row (9)

      46.4%
--------------------------------------------------------------------------------
12    Type of Reporting Person*

      IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G
CUSIP No. 833970 10 6
--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      Nevitt Family Trust
--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group*                  a.  |_|
                                                                         b.  |_|
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Citizenship or Place of Organization


--------------------------------------------------------------------------------
                  5     Sole Voting Power
  Number of
   Shares               506,103
Beneficially            --------------------------------------------------------
  Owned By        6     Shared Voting Power
    Each
  Reporting             0
   Person               --------------------------------------------------------
    With          7     Sole Dispositive Power

                        506,103
                        --------------------------------------------------------
                  8     Shared Dispositive Power

                        0
--------------------------------------------------------------------------------
9     Aggregate Amount Beneficially Owned by Each Reporting Person

      506,103
--------------------------------------------------------------------------------
10    Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares* |_|


--------------------------------------------------------------------------------
11    Percent of Class Represented By Amount in Row (9)

      21.2%
--------------------------------------------------------------------------------
12    Type of Reporting Person*

      OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G
CUSIP No. 833970 10 6
--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      David B. Newman
--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group*                  a.  |_|
                                                                         b.  |_|
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Citizenship or Place of Organization

      U.S.A.
--------------------------------------------------------------------------------
                  5     Sole Voting Power
  Number of
   Shares               54,000
Beneficially            --------------------------------------------------------
  Owned By        6     Shared Voting Power
    Each
  Reporting             506,103
   Person               --------------------------------------------------------
    With          7     Sole Dispositive Power

                        54,000
                        --------------------------------------------------------
                  8     Shared Dispositive Power

                        506,103
--------------------------------------------------------------------------------
9     Aggregate Amount Beneficially Owned by Each Reporting Person

      560,103
--------------------------------------------------------------------------------
10    Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares* |_|


--------------------------------------------------------------------------------
11    Percent of Class Represented By Amount in Row (9)

      23.0%
--------------------------------------------------------------------------------
12    Type of Reporting Person*

      IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G
CUSIP No. 833970 10 6
--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      Milton Nevitt
--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group*                  a.  |_|
                                                                         b.  |_|
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Citizenship or Place of Organization

      U.S.A.
--------------------------------------------------------------------------------
                  5     Sole Voting Power
  Number of
   Shares               278,781
Beneficially            --------------------------------------------------------
  Owned By        6     Shared Voting Power
    Each
  Reporting             0
   Person               --------------------------------------------------------
    With          7     Sole Dispositive Power

                        278,781
                        --------------------------------------------------------
                  8     Shared Dispositive Power

                        0
--------------------------------------------------------------------------------
9     Aggregate Amount Beneficially Owned by Each Reporting Person

      278,781
--------------------------------------------------------------------------------
10    Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares* |_|


--------------------------------------------------------------------------------
11    Percent of Class Represented By Amount in Row (9)

      11.7%
--------------------------------------------------------------------------------
12    Type of Reporting Person*

      IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G
CUSIP No. 833970 10 6
--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      Michael J. Guccione
--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group*                  a.  |_|
                                                                         b.  |_|
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Citizenship or Place of Organization

      U.S.A.
--------------------------------------------------------------------------------
                  5     Sole Voting Power
  Number of
   Shares               200,830
Beneficially            --------------------------------------------------------
  Owned By        6     Shared Voting Power
    Each
  Reporting             0
   Person               --------------------------------------------------------
    With          7     Sole Dispositive Power

                        200,830
                        --------------------------------------------------------
                  8     Shared Dispositive Power

                        0
--------------------------------------------------------------------------------
9     Aggregate Amount Beneficially Owned by Each Reporting Person

      200,830
--------------------------------------------------------------------------------
10    Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares* |_|


--------------------------------------------------------------------------------
11    Percent of Class Represented By Amount in Row (9)

      8.2%
--------------------------------------------------------------------------------
12    Type of Reporting Person*

      IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a).   Name of Issuer:

             Serengeti Eyewear, Inc.

Item 1(b).   Address of Issuer's Principal Executive Officer.

             8125 25th  Court East,  Sarasota, Florida  34243

Item 2(a) (b) (c).  Name, Address of Principal Business Office and
                    Citizenship of Person Filing:

     This statement is filed pursuant to Rule 13(D)-1(k)(i) under the Securities Exchange Act of 1934 on behalf of the following reporting persons. Except as otherwise indicated, the address of the principal business office of each of such persons is 8125 25th Court East, Sarasota, Florida 34243.

          1. Nevitt Family Trust, a trust;

          2. Milton Nevitt, a United States citizen;

          3. Stephen Nevitt, a United States citizen;

          4. Michael J. Guccione, a United States citizen;

          5. David B. Newman, a United States Citizen, having a principal business office c/o Cooperman Levitt Winikoff Lester & Newman, P.C., 800 Third Avenue, New York, New York 10022.

     Attached as Exhibit A hereto is the Joint Filing Statement, dated February 12, 1996, entered into among such persons pursuant to which it was agreed that this statement be filed on behalf of all such persons.

Item 2(d).   Title of Class of securities:

     Common Stock, par value $.001 per share

Item 2(e).   CUSIP Number:

     833970 10 6

Item 3.      Not Applicable

Item 4.      Ownership:

     See Items 5 through 9 and Item 11 of the cover pages

Item 5.      Ownership of Five Percent or Loss of a Class.

     Not Applicable

Item 6.      Ownership of More then Five Percent on Behalf of Another Person.

     The beneficiaries of the Nevitt Family Trust, Stephen Nevitt and Barbara Rudolph, are the children of Milton Nevitt. The beneficiaries have the right to receive the proceeds from the sale of the securities held by the trust.

Item 7. Identification and Classification of the Subsidiary which acquired the Security Being Imported on by the Parent Holding Company.

     Not Applicable

Item 8.      Identification and Classification of Members of the Group.

     Not Applicable

Item 9.      Notice of Dissolution of Group.

     Not Applicable

Item 10.     Certification:

     By signing below I certify that, to the best of my knowledge and belief, the securites referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                   SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:   May 22, 1998

                                                Nevitt FAMILY TRUST

                                                By: /s/ Stephen Nevitt
                                                    --------------------------
                                                    Name:  Stephen Nevitt
                                                    Title: Trustee

                                                    /s/ Stephen Nevitt
                                                    --------------------------
                                                        Stephen Nevitt

                                                    /s/ Milton Nevitt
                                                    --------------------------
                                                        Milton Nevitt

                                                    /s/ Michael J. Guccione
                                                    --------------------------
                                                        Michael J. Guccione

                                                    /s/ David B. Newman
                                                    --------------------------
                                                        David B. Newman

                                                                       EXHIBIT A

                             JOINT FILING AGREEMENT

      The undersigned hereby agree that the statemnet on Schedule 130 with respect to the common Stock, par value $.001 per share of the Serengeti Eyewear, Inc., dated February 12, 1997, is, and any amendments thereto signed by each of the undersigned shall be, filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 230-1(f) under the Securities Exchange Act of 1934.

Dated:   May 22, 1998

                                                Nevitt FAMILY TRUST

                                                By: /s/ Stephen Nevitt
                                                    ----------------------------
                                                    Name:  Stephen Nevitt
                                                    Title: Trustee

                                                    /s/ Stephen Nevitt
                                                    ----------------------------
                                                        Stephen Nevitt


                                                    ----------------------------
                                                           Milton Nevitt

                                                    /s/ Michael J. Guccione
                                                    ----------------------------
                                                        Michael J. Guccione

                                                    /s/ David B. Newman
                                                    ----------------------------
                                                        David B. Newman

                                 Page 10 of 10